EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2003 Israeli Share Option Plan and 2006 Employee Incentive Plan of Rosetta Genomics Ltd. of our report dated May 19, 2006, except for Note 12a, as to which the date is October 4, 2006, with respect to the consolidated financial statements of Rosetta Genomics Ltd. for the year ended December 31, 2005 included in its Prospectus dated February 26, 2007, filed pursuant to Rule 424(b) under the Securities Act on February 27, 2007 in connection with the Registration Statement on Form F-1, as amended (File No. 333-137095), filed with the Securities and Exchange Commission.

/S/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel March 22, 2007	KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global